As filed with the Securities and Exchange Commission on November 22, 2000

                                                      Registration No. _________
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         THE AMERICAN ENERGY GROUP, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEVADA                                87-0448843
    (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

  9315 F.M. 1489, SIMONTON, TEXAS, U.S.A.
            (281) 346-0414
    (ADDRESS AND TELEPHONE NUMBER OF                    77476
       PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)

                                CHUCK VALCESCHINI
                                 9315 F.M. 1489
                              SIMONTON, TEXAS 77476
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                 (281) 346-0414
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               -------------------
        (APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME
              AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE

                               -------------------

                                    Copy to:

                             LINDOW & TREAT, L.L.P.
                            112 E. Pecan, Suite 2700
                            San Antonio, Texas 78205
                              Attn: James M. Hughes
                                 (210) 227-4195
                           Direct Line: (210) 227-2200
                             Fax No.: (210) 2274602

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to RULE 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to RULE 462(B) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to RULE 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

  TITLE OF EACH                     PROPOSED
     CLASS OF        AMOUNT      MAXIMUM OFFERING    PROPOSED MAXIMUM     AMOUNT OF
 SECURITIES TO BE    TO BE          PRICE PER       AGGREGATE OFFERING   REGISTRATION
    REGISTERED     REGISTERED(1)    SHARE(2)             PRICE(2)          FEE(2)
-----------------  ----------    -----------------  ------------------   ------------
  Common Stock,    14,564,093
 $0.001 Par Value    shares           $0.945          $13,763,067.88      $4,060.00

(1) Includes 2,181,529 shares of Common Stock that may be issued pursuant to the exercise of Warrants (plus in accordance with Rule 416(a) of the Securities Act of 1933, an indeterminate number of shares issuable as a result of the antidilution/adjustment provisions of the Warrants), and includes 1,500,000 shares of Common Stock that may be issued upon conversion of an outstanding Original Issue Discount Note, face amount $1,500,000.00.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (457(g) of the Securities Act of 1933 based on the average of the high and low reported prices on November 16, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         THE AMERICAN ENERGY GROUP, LTD.

CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION REQUIRED BY PART I OF FORM
                S-3 - PURSUANT TO ITEM 501(B) OF REGULATION S-K

FORM S-3 ITEM NUMBER                           LOCATION/HEADING IN PROSPECTUS


1.    Forepart of Registration                 Forepart and Outside
      Statement and Outside Front              Front Cover Page
      Cover Page of Prospectus

2.    Inside Front and Outside Back            Inside Front Cover Page;
      Cover Page of Prospectus                 Where You Can Find More
                                               Information; Incorporation
                                               of Documents by Reference

3.    Summary Information, Risk Factors        Risk Factors; otherwise not
      and Ratio of  Earnings to Fixed          applicable
      Charges

4.    Use of Proceeds                          Use of Proceeds

5.    Determination of Offering Price          Not Applicable

6.    Dilution                                 Dilution

7.    Selling Security Holders                 Selling Stockholders

8.    Plan of Distribution                     Plan of Distribution

9.    Description of Securities to be          Description of Securities
      Registered

10.   Interests of Named Experts and           Not applicable
      Counsel

11.   Material Changes                         Not applicable

12.   Incorporation of Certain Information     Incorporation of
                                               Documents by Reference

13.   Disclosure of Commission Position on     Commission Position on
      Indemnification for Securities Act       Indemnification
      Liabilities

                                   PROSPECTUS

                  SUBJECT TO COMPLETION DATED NOVEMBER 21, 2000

                         THE AMERICAN ENERGY GROUP, LTD.
                        14,564,093 SHARES OF COMMON STOCK

      This Prospectus relates to 14,564,093 shares of the Common Stock, par value $0.001 (the "Common Stock"), of The American Energy Group, Ltd. (the "Company"), which may be offered from time to time pursuant to the Registration Statement to which this Prospectus pertains by any of the non-affiliate selling stockholders named herein (the "Selling Stockholders"). The 14,564,093 Common shares being registered are comprised of (i) 10,882,564 Common shares currently held by the identified Selling Stockholders, (ii) 1,600,000 Common shares that may be issued to one Selling Stockholder under four 400,000-share warrants presently exercisable at $1.00 per share and expiring on September 17, 2001, 2002, 2003 and 2004, respectively, (iii) 556,529 Common shares which may be issued to a Selling Stockholder under five warrants presently exercisable at $0.36 per share and expiring on September 17, 2004 and July 24, July 31, September 22, September 29 and October 2, 2005, respectively, (iv) 25,000 Common shares which may be issued to a Selling Stockholder under a warrant presently exercisable at $0.75 per share and expiring February 14, 2007 (collectively with the foregoing 1,600,000 Warrants and 556,529 Warrants, the "Warrants") and (v) 1,500,000 Common shares that may be issued to one Selling Stockholder upon conversion, at the rate of one Common share per one dollar of principal, of his Original Issue Discount Note for $1,500,000.00, maturing March 17, 2002 (the "Convertible Debt").

      The shares of Common Stock may be sold or distributed from time to time by or for the account of the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus may also be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring shares and who wish to offer and sell such securities requiring its use. The Company will receive proceeds from the issuance of Common Stock upon exercise of the Warrants, but will receive no part of the proceeds of sale of the Common Stock sold by the Selling Stockholders. See "Selling Stockholders". All expenses of registration incurred in connection with this offering are being borne by the Company, but all direct selling and other expenses incurred by each of the Selling Stockholders in the nature of commissions and discounts of underwriters, dealers or agents, will be borne by each such Selling Stockholder.

      The Common Stock is traded on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board ("OTCBB") under the symbol "AMEL.OB". On November 16, 2000, the average of the high and low reported prices of a share of Common Stock on the OTCBB was $0.945.

        INVESTMENT IN THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVES
         A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR RELEVANT INFORMATION RELATED
                                 TO SUCH RISKS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and , if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is November 21, 2000.

                                TABLE OF CONTENTS

                                                                            PAGE

RISK FACTORS ...........................................................      5

      Cautionary Notice Regarding Forward Looking Information ..........      5

      Limited Operating History; Rapid Growth ..........................      5

      Title To Domestic Properties .....................................      5

      Title to Pakistan License ........................................      6

      Available Domestic Markets and Pricing ...........................      6

      International Markets and Pricing ................................      6

      Uncertainty of Reserve Estimates .................................      6

      Competition ......................................................      7

      Operating Conditions .............................................      7

      Compliance with Governmental Regulations .........................      7

      Need for Additional Funds ........................................      8

      Control by Management and Principal Stockholders .................      8

      Factors Inhibiting Takeover ......................................      9

      Lack of Dividends ................................................      9

      Effects Upon Market Liquidity of Penny Stock Reform Act ..........      8

      Limitations on Director Liability ................................      9

      Shares Eligible for Future Sale ..................................     10

      Future Issuances of Stock; Authorized Preferred Stock ............     10

THE COMPANY ............................................................     10

DESCRIPTION OF SECURITIES ..............................................     13

DILUTION ...............................................................     16

SELLING STOCKHOLDERS ...................................................     16

PLAN OF DISTRIBUTION ...................................................     21

USE OF PROCEEDS ........................................................     22

DOCUMENTS INCORPORATED BY REFERENCE ....................................     23

INDEMNIFICATION ........................................................     23

LEGAL MATTERS ..........................................................     24

EXPERTS ................................................................     24

WHERE YOU CAN FIND MORE INFORMATION ....................................     24

                                  RISK FACTORS

      Prospective purchasers of the Common Stock offered hereby should carefully consider the following factors, in addition to other information contained elsewhere in this Prospectus. An investment in the shares is suitable only for those purchasers who can bear the risk of loss of their entire investment.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING INFORMATION

      This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Then used in this report, the words, "believe," "anticipate," "think," "intend," "plan," "will be," "expect" and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward looking statement. Such risks and uncertainties include among other things, the availability of any needed financing, the Company's ability to implement its business plan, the impact of competition, the management of growth, and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

LIMITED OPERATING HISTORY; RAPID GROWTH

      The Company was incorporated in 1987. Since 1994, the Company's efforts have been focused upon exploration and development of its Texas-based properties. Since the commencement of these operations, the Company operating expenses have grown rapidly and the Company intends to continue to expand operations as it pursues the exploration and development of its Texas-based and Pakistan-based properties. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a developing business and the competitive environment in which the Company will operate. There can be no assurance the Company will be able to implement its business plans or manage the growth of its operations.

TITLE TO DOMESTIC PROPERTIES

      The Company's Texas-based properties are oil and gas leasehold interests which, according to their general terms, must be maintained by development operations or continuous hydrocarbon production without cessation or interruption, except for temporary cessation or interruption. Certain of the leases further require development of the covered acreage according to a specified schedule. The consequences of non-compliance with these operational and developmental obligations are forfeiture of the particular lease, in the case of non-temporary cessation of operations and production of hydrocarbons, and forfeiture of portions of the lease or undeveloped geologic horizons within the covered acreage covered by a particular lease, in the case of non-compliance under leases which contain scheduled development requirements.


TITLE TO PAKISTAN LICENSE

      The Company's exploration license in the Jacobabad region of the Republic of Pakistan contains time sensitive development and rental funding obligations which, if not timely fulfilled, would likely result in a forfeiture of the concession. While the estimated potential recoverable hydrocarbon reserves under the acreage covered by the concession are not included within the Company's stated reserves in its financial statements contained within its Forms 10-K and 10-Q incorporated by reference, loss of the concession as a result of non-compliance would likely have a substantial adverse impact upon the market for the Company's securities.

AVAILABLE DOMESTIC MARKETS AND PRICING

      There is an existing and available market for the oil produced from the Company's Texas-based properties. However, the prices which the Company obtains for its production are subject to market fluctuations which are affected by many factors, including supply and demand. The Company relies upon favorable pricing to meet its operational expenses. Extended periods of depressed oil prices would result in the inability to meet these operational expenses and could expose the Company to the risk of loss of its properties because of the financial inability to meet ongoing maintenance and development requirements.

INTERNATIONAL MARKETS AND PRICING

      The Company has not established production on its concession in the Republic of Pakistan. Should further development result in a well or wells capable of producing hydrocarbons, sales of those hydrocarbons could not be made without completing connections to existing pipeline facilities. The Company's ability to generate a favorable return on its investment in Pakistan will be dependent upon market prices and conditions present at the time it achieves commercial production, if at all.

UNCERTAINTY OF RESERVE ESTIMATES

      Estimating quantities of reserves and future net cash flows is not an exact science. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves. Reserve reports rely upon various assumptions, including those prescribed by the Commission, such as future oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, any such estimate is inherently an imprecise estimation of reserve quantities and estimated future net revenue therefrom. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves will vary from those assumed in the estimate. Any significant variance from the assumptions could materially affect the quantity and value of the Company's reserves as compared to the estimates set forth in reserve report. In addition, these reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors.

COMPETITION

      The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies for the acquisition of oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than those of the Company.

OPERATING CONDITIONS

      The oil and gas business involves a variety of operating risks, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of the preceding events could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, the Company has maintained insurance against some, but not all, of the risks described above. There can be no assurance that any insurance obtained by the Company will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance or the availability of insurance at premium levels that justify its purchase.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS

      Oil and gas operations are subject to various national, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. Matters subjects to regulation including discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under national, state and local laws and regulations primarily relating to protection of human health and the environment.

NEED FOR ADDITIONAL FUNDS

      Since the production derived from the Texas-based properties is insufficient to meet its future capital requirements for both Texas and Pakistan operations, the Company will need additional financing to meet these projected operating capital of requirements. The Company does not currently have a line of credit or other credit facility available to it to meet these cash requirements. Additional financing will be pursued, as needed, by seeking credit facilities, sales of the Companies' securities, sales of assets and joint ventures. No assurance can be given that the Company will be successful in obtaining additional financing on favorable terms, if at all.

CONTROL BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

      Current management of the Company owns, in the aggregate, approximately 3% of the outstanding Common Stock (including options held by management). Additional grants of stock or options to acquire stock may be delivered to members of management in the future as bonuses, as compensation or pursuant to a retirement plan. The election of directors is by plurality vote and there is no cumulative voting. Accordingly, the existing management may be able to significantly influence the election of the Board of Directors of the Company and to direct the affairs of the Company.

FACTORS INHIBITING TAKEOVER

      Certain provisions of the Company's Amended Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a stockholder might consider in the Company's or the stockholder's best interest. The Company's Amended Articles of incorporation authorize the Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and the designation of any such series, without any vote or action by the Company's stockholders. Thus, the Board of Directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Company's Common Stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company, since the terms of any preferred stock which might be issued could contain terms which could contain special voting rights or increase the costs of acquiring the Company.

LACK OF DIVIDENDS

      The Company has not paid any dividends on its Common Stock since its inception and does not anticipate paying any dividends on its Common Stock in the foreseeable future. Earnings, if any, will be used to finance the development and expansion of the Company's business.

EFFECTS UPON MARKET LIQUIDITY OF PENNY STOCK REFORM ACT

      The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In addition, if the Company's securities do not meet an exception to the penny stock regulations cited above, trading in the Company's securities would be covered by Rule 1 5g-9 promulgated under the Exchange Act for non-Nasdaq and non-national securities exchange listed securities. Under such rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

      Since the Company's securities are subject to the regulations applicable to penny stocks, the market liquidity for Company securities could be adversely affected because the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

LIMITATIONS ON DIRECTOR LIABILITY

      The General corporation Law of Nevada provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. The Company's Amended Articles of Incorporation and Bylaws provide for indemnification of directors and officers.

SHARES ELIGIBLE FOR FUTURE SALE

      No prediction can be made as to the effect, if any, that future sales of shares of Common Stock will have on the market price of the shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for the Common stock and could impair the ability of the Company to raise additional capital through the sale of its equity securities or through debt financing.

FUTURE ISSUANCES OF STOCK; AUTHORIZED PREFERRED STOCK

      As of the date of this Prospectus, the Company has 80,000,000 shares of Common Stock authorized, of which 52,020,074 shares are issued and outstanding, and an additional 11,435,000 shares will have been reserved for issuance underlying outstanding warrants with exercise prices ranging from $0.75 per share to $5.31 per share and in term from one year to seven years. The Company also has 20,000,000 shares of Preferred Stock, $.001 par value per share, authorized of which 41,500 are outstanding as of the date hereof.

      The Company's Amended Articles of Incorporation authorize the issuance of the Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. The balance of the Company's authorized shares of common Stock and all of the Preferred Stock are not reserved for any purpose and may be issued without any action or approval by the Company's stockholders.

                                   THE COMPANY

      The American Energy Group, Ltd. (formerly Belize-American Corp. Internationale)(formerly Dim, Inc.)[hereinafter "Company"] was organized in the State of Nevada on July 21, 1987, as a wholly owned subsidiary of Dimension Industries, Inc. a Utah Corporation (hereinafter "Dimension"). As the time of organization, the Company issued 1,366,250 shares of voting Common Stock to Dimension, which was the sole stockholder. On April 28, 1989, a filing submitted by the Company on form S-18 with the United States Securities and Exchange Commission was declared effective. Dimension distributed the 1,366,250 shares it held to the stockholders of Dimension as a dividend. Also distributed were 1,566,250 warrants to purchase 1 share of voting Common Stock of the Company for each warrant held. The warrant offering expired on August 11, 1989. Exercise of the warrants by shareholders resulted in the Company issuing 1,547,872 shares of voting Common Stock issued and outstanding.

      In 1987, the Company engaged in marketing an automobile carburetor modification kit. The efforts were not successful and were abandoned. From 1987 to 1990, the Company was inactive. In October, 1990, the shareholders of the Company approved a one for ten (1:10) reverse split of the voting Common Stock. In June, 1991, the Company obtained an Oil Prospecting License from the government of Belize. As a special meeting of shareholders, resolutions to change the name of the Company to "Belize-American Corp. Internationale", forward split the voting Common Stock ten for one (10:1) and a vote to ratify the Oil Prospecting License received a vote of approval.

      During 1991, the Company attempted various means to attract sufficient capital investment to develop the oil prospect in Belize, but was not successful. The license expired due to the lack of performance by the Company. From 1992 until 1994, Company activities consisted of attempting to raise capital for a business venture and solicitation of other business enterprises for a possible merger. On September 22, 1994, the Company entered into an agreement with Simmons Oil Company, Inc., a Texas corporation (hereinafter "Simmons") whereby the Company issued 2,074,521 shares of Convertible Voting Preferred Stock to the shareholders of Simmons in order to acquire Simmons and two subsidiaries of Simmons, Simmons Drilling Company and Sequoia Operating Company. The agreement was effective September 30, 1994. Prior to the acquisition of Simmons, Simmons had acquired certain oil and gas properties located in Texas. Subsequent to the acquisition, the Company acquired additional oil and gas properties in the same general area through its subsidiaries.

      In April 1995, the Company acquired all of the outstanding shares of Hycarbex, Inc., a Texas corporation (hereinafter "Hycarbex") for 120,000 shares of voting Common Stock of the Company, a 1% Overriding Royalty Interest in the revenues generated through the development of Hycarbex's Pakistan Concession, and an agreement to pay the sole shareholder $200,000 conditioned upon the success of that development. For accounting purposes, this acquisition was treated as a pooling of interests. The Company changed the name of Hycarbex, Inc. to Hycarbex-American Energy, Inc. and it is operating as a wholly owned subsidiary of the Company. Hycarbex hold an oil and gas Concession and Exploration License granted by the government of Pakistan. The Concession is located in the Middle Indus Basin near Jacobabad, Pakistan. In addition to the above acquisition consideration, the Company, upon closing, provided a $551,000 Financial Guarantee Bond to the Government of Pakistan to assure performance of Concession requirements. Subsequent seismic surveys performed and the drilling conducted in 1997 and 1998 by the Company have satisfied the Concession requirements to date.

      The Company began producing commercial quantities of oil on its Texas-based properties and emerged from the development stage during the year ended June 30, 1997. At that time, the Company, was engaged in a program of drilling and reworking developmental wells on its properties. The Company has continued to evaluate its inventory of oil and gas properties, and to pursue capital investment to finance a comprehensive drilling and production program, both in Texas and Pakistan.

      In June, 1997, the Company purchased oil and gas properties totaling approximately 1,400 acres in Texas. During the year ended June 30, 1999, the Company drilled eight developmental wells on these properties, of which seven wells are currently producing. One additional commercial well was completed in Texas after June 30, 1999.

RECENT DEVELOPMENTS

      During the year ended June 30, 1999, the Company drilled its second and third exploratory wells in central Pakistan, the David #1 and #1A wells, Although both wells encountered gas shows, both were plugged and abandoned as non-commercial. No additional drilling was undertaken during the year ended June 30, 2000, and the Company obtained an extension from the Pakistan Government to commence a substitute well by November 30, 2000, conditioned upon the completion of additional seismic surveys on the acreage. The required seismic surveys were completed and based on the preliminary testing of the initial well drilled in 1997, the Kharnhak #1, and the geological information obtained while drilling the second and third exploratory wells, the Company determined that further drilling and testing in Pakistan is warranted. The extension until November 30, 2000 for the drilling of a substitute well on its Pakistan Concession was brought about when the Company plugged and abandoned its David #1A well in the Spring of 1999 after encountering carbon dioxide and dangerous levels of hydrogen sulfide gas. The extension is conditioned upon the Company's compliance with all other requirements of the exploration license, including the requirement that a minimum of $1,100,000 be maintained on deposit in its Pakistan operating account toward the anticipated costs associated with the drilling of the substitute well. An additional $1,100,000 for the anticipated costs of the next exploration well required by the exploration license are also required to be placed on deposit prior to drilling that well. At the commencement of the current fiscal quarter, the Company had slightly in excess of $1,100,00 on deposit in Pakistan. Under the applicable local rules pertaining to petroleum concessions, the Government of Pakistan can revoke the exploration license for any material breach which is not cured within sixty days of written notice of noncompliance. Hycarbex has not received a notice of default as of the date of this report. A failure to make the required deposits after a default notice from the Pakistan Government could result in a forfeiture of the exploration license and a loss of the concession. The exploration license could also be revoked if Hycarbex is unable to comply with the November 30, 2000 drilling deadline for the replacement well. Upon any revocation of the license, Hycarbex could remain liable to the Pakistan Government for liquidated damages equal to the required deposit amounts.

      The Company's cash position is critical given the possibility of cost overruns related to the near term drilling of the substitute well and the future deposit requirements in Pakistan, as well as future development requirements under certain of its Texas oil and gas leases if those leases are not sold in the near future, as anticipated. Management intends to continue to explore and pursue all available sources of working capital through potential loans, sales of securities, sales of assets, joint venture affiliations, and other transactions in order to meet its anticipated near term needs. In conjunction with these efforts, the Company has retained an investment banking firm to assist in these efforts. There can be no assurance that these efforts will continue to prove successful. In the event that additional capital raising efforts by the Company are unsuccessful, the likely effects would be ultimate forfeiture of the Pakistan concession and, if the Texas oil and gas leases are not sold, a slowdown or postponement of scheduled reactivation and development activities on those Texas properties.

      During the quarter ended March 31, 2000, the Company announced its intention to sell its Texas oil and gas leases in order to focus the Company's activities and resources toward the development of its Pakistan concession and immediately engaged in active negotiations with interested parties. The timing of the decision was anticipated to permit the Company to take advantage of opportunities for a more favorable sale created by recent increases in market prices for oil. On May 9, 2000, the Company entered into an agreement with Northern Lights Energy, Ltd. to sell its Texas oil and gas leases for four million dollars after considering the relative terms of a number of verbal and written offers from the interested parties. Northern Lights Energy, Ltd. failed to consummate the transaction and management initiated litigation during the quarter commencing October 1, 2000, to cancel the contract, while simultaneously commencing efforts to market the oil and gas leases to alternative prospective purchasers. There can be no assurance that such a sale will be consummated or, if consummated, will generate sufficient cash resources to meet all of the near term capital requirements in Pakistan. It is likely that such cash resources will have to be supplemented by capital from the sale of the Company's securities, loans or other sources. Sale of the Texas leases would also eliminate the Company's ongoing revenue stream which would create the need for a reserve from the sale proceeds or the need for capital from other sources in order to meet near term administrative and operating expenses. The Company does not currently have a line of credit or other credit facility which can meet these needs and there can be no assurance that efforts to sell its securities or raise capital by other means will be successful.

      The Company recorded a net loss on its books for the year ending June 30, 2000 of $12,283,248 based, in part, upon the deemed asset impairment loss of $11,643,262 recorded by the Company pursuant to SFAS 121 titled "Accounting for the Impairment of Long-Lived Assets" resulting from the contract to sell those assets for four million dollars, as described above. The asset loss calculation is derived from the difference between the four million dollar sale price and the value attributed to those assets previously on the books of the Company.

                            DESCRIPTION OF SECURITIES

      The Company is authorized to issue 80,000,000 shares of Common stock, par value $.001 per share, and 20,000,000 shares of Preferred Stock, par value $.001 per share. As of the date of this Prospectus, there were 52,020,074 shares of Common Stock and 41,500 shares of Preferred Stock issued and outstanding.

COMMON STOCK

      Subject to the rights of the holders of any shares of Preferred Stock which may be issued in the future, holders of shares of Common Stock of the Company are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of the Board of Directors. Holders of Common Stock have the right to share ratably in such dividends on shares of Common Stock as may be declared by the Board of Directors out of funds legally available therefore. Upon liquidation or dissolution, each outstanding share of Common Stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of Preferred Stock. Holders of Common Stock have no preemptive rights. There are no conversion or redemption privileges or sinking fund provisions with respect to the Common stock. All of the outstanding shares of Common Stock are, and all of the shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable. The Common Stock does not have cumulative voting rights so holders of more than 50% of the outstanding Common Stock can elect 100% of the Directors of the Company if they choose to do so, subject to the rights of holders of Preferred Stock, if any.

PREFERRED STOCK

      The Board of Directors is empowered to issue Preferred Stock from time to time in one or more series, without stockholder approval, and with respect to each series to determine (subject to limitations prescribed by law) (1) the number of shares constituting such series, (2) the dividend rate on the shares of such series, whether such dividends shall be cumulative and the relation of such dividends to the dividends payable on any other class of stock, (3) whether the shares of each series shall be redeemable and the terms of any redemption thereof, (4) whether the shares shall be convertible into Common stock or other securities and the terms of any conversion privileges, (5) the amount per share payable on each series or other rights of holders of such shares on liquidation or dissolution of the Company, (6) the voting rights, if any, for shares of each series, (7) the provision of a sinking fund, if any, for each series, and (8) generally any other rights and privileges not in conflict with the Certificate of Incorporation for each series and qualifications, limitations or restrictions thereof. The Company has outstanding one class of Preferred Stock. Block E Preferred Stock, of which 41,500 shares are outstanding, originally provided for convertibility on a one-for-five basis to Common Stock at the election of the holder for a specified period. The convertibility period has expired for these shares and the Company has the right to redeem these shares at $0.50 per share.

WARRANTS

      In the course of its business operations and past capital raising efforts, the Company has issued Warrants to purchase Common Stock to former and present management and key personnel, consultants and certain subscribing shareholders providing for exercise prices which range from $0.75 to $5.31 per share and providing for terms which range upward to seven (7) years. Each Warrant, if exercised, would entitle the holder to one share of Common Stock. As of the date of this Prospectus, there are 11,435,000 unexpired Warrants outstanding, of which, 7,730,000 are held by the Company's former and present officers and directors as a group.

      The Warrants covered by this registration statement are not held by any current member or former member of this officer/director group. Zubair Kazi, one Selling Stockholder, acquired 1,600,000 Warrants in four-400,000 share certificates exercisable at any time prior to September 17, 2001, 2002, 2003 and 2004, respectively, in a September 17, 1999 private placement transaction. The Warrants provide for a $1.00 per share exercise price, but if the five-day average bid price for the underlying Common Stock is less than $1.40 at the time of exercise, the exercise price is reset to the greater of $0.40 per share or sixty percent (60%) of the five day average bid price. The 556,529 Warrants held by Crary, Onthank & O'Neill, L.L.C, constitute a portion of the compensation for serving as the placement agent in the Kazi placement, in the December 1999 private placement in which Brian Perry acquired 133,334 of his Common shares and a subsequent calendar 2000 private placement in which the Group 2 Selling Stockholders acquired their Common shares. These Warrants are exercisable at $0.36 and expire five years after issuance. The 25,000 Warrants held by Cal Crary, a principal in Crary, Onthank & O'Neill, L.L.C., were acquired for services as a member of the Company's disclosure committee. These Warrants are exercisable at $0.75 and expire February 14, 2007. These 25,000 Warrants also contain a provision permitting, in the alternative, exercise without cash consideration by relinquishment of a sufficient number of shares to cover the exercise price based upon the ten-day average closing price for the ten days preceding exercise.

          The shares of Common Stock which are to be issued to Mr. Kazi upon exercise of his Warrants were required to be registered by the Company under the Securities Act of 1933 within ninety (90) days of the transaction. A registration statement was also required to be filed by the Company in connection with the shares underlying his Convertible Debt within the same time period. The Crary, Onthank & O'Neill, L.L.C. Warrants and Cal Crary do not obligate the Company to register the underlying Common shares but do provide for the right of the holder to "piggyback" to any registration statement actually filed by the Company.

           The Warrants do not confer upon any holder any rights as a stockholder of the Company, including the right to vote. The Warrants contain provisions to protect the holder against dilution by adjusting the price at which the Warrants are exercisable and the number of shares issuable upon exercise of the Warrants upon the occurrence of certain events. These events include the payment of stock dividends, distributions, stock splits, and reclassifications.

CONVERTIBLE DEBT

          Mr. Kazi acquired, on September 17, 1999, an Original Issue Discount Promissory Note, face value $1,500,000.00, which matures March 17, 2002, and which provides for conversion by the holder prior to maturity into Common Stock, in whole or in part, in $10,000.00 increments. The conversion ratio is one share of Common Stock for each one dollar of face amount of principal indebtedness converted. Pursuant to a reset provision, should the five day average bid price for the Common Stock preceding the date of conversion be less than $1.02 per share, the difference between the five day average bid price (but not less than $0.40) and $1.02 for each dollar of principal indebtedness converted is to be paid to the holder in cash or Common Stock, at the election of the Company. As indicated above, the registration requirements for the Common Stock underlying the Convertible Debt transaction required registration within ninety (90) days. The failure to meet this obligation results in a monthly penalty equal to 3.0% of the indebtedness until the registration requirement is satisfied, payable in stock or cash at the election of the Company. The Common shares held by Mr. Kazi covered by the registration statement to which this Prospectus pertains were acquired as penalty shares.

TRANSFER AGENT

      The transfer agent for the Company's Common Stock is Signature Stock Transfer, Inc., 14675 Midway Road, Suite 221, Addison, Texas 75001.

                                    DILUTION

      The interest in the Company of each holder of the Common Stock will be diluted to the extent that the Warrants and/or the Convertible Debt covered by this Prospectus are exercise. Assuming all of the Warrants and Convertible Debt covered by this Prospectus are exercised, a total of 3,681,529 shares of Common Stock will be issued by the Company. On November 16, 2000, the exercise price for the 556,529 Warrants held by Crary, Onthank & O'Neill, L.L.C. was $0.74 below the last quoted sale price of the Common Stock, the exercise price for the Crary Warrants was $0.20 below the last quoted sale price of the Common Stock and the exercise price for the 1,600,000 Warrants held by Zubair Kazi was $0.05 above the last quoted sale price of the Common Stock.


                              SELLING STOCKHOLDERS

MATERIAL RELATIONSHIPS

      None of the Selling Stockholders has had, within the three years prior to the filing of the registration statement to which this Prospectus pertains, any material relationship with the Company, its predecessors or affiliates. Crary, Onthank & O'Neill, L.L.C., one of the two Warrant holders, has served as a placement agent to the Company in the private placement to the Group 1 and Group 2 Selling Stockholders. Mr. Crary, a principal in Crary, Onthank & O'Neill, L.L.C. also serves on a disclosure committee created by the Board of Directors, for which he has received, separately, 25,000 Warrants exercisable at $0.75 and expiring in February 14, 2007.

OWNERSHIP OF SELLING STOCKHOLDERS BEFORE AND AFTER OFFERING

      All of the Common Stock beneficially owned by the Selling Stockholders is being offered under this registration statement and none of the Selling Stockholders owns, prior to this offering, more than one percent of the outstanding Common Stock of the Company except, Zubair Kazi, who beneficially owns 6.9% (assuming conversion of all outstanding Warrants and

Convertible Debt pursuant to Securities Rule 13d-3), Buhrer & Co., which beneficially owns 3.0% of the Common Stock prior to this offering, Appalachian Energy Development, Inc., which beneficially owns 1.6% of the Common Stock prior to this offering, David French, who owns 1.3% of the Common Stock prior to this offering, Boris Wagner, who owns 1.2% of the Common Stock prior to this offering, Daniel Stoll, who owns 1.2% of the Common Stock prior to this offering and Rahn & Bodmer, which beneficially owns 1.1% of the Common Stock prior to this offering. Subsequent to the offering, assuming all of the offered Common Stock is sold (including stock underlying the Warrants and Convertible Debt), none of the Selling Stockholders will beneficially own any remaining Common Stock except Mr. Kazi, who will own 91,141 Common shares not covered by this offering.

      The following table sets forth certain information with respect to the Selling Stockholders as of November 20, 2000:

                    COMMON STOCK REGISTERED IN THIS OFFERING

                                                             SHARES OF        SHARES OF
                                                             COMMON STOCK     COMMON STOCK
                                        OUTSTANDING SHARES   TO BE ACQUIRED   TO BE ACQUIRED
NAME OF SELLING                         OF COMMON STOCK      ON EXERCISE      ON CONVERSION
STOCKHOLDERS                            BEING REGISTERED     OF WARRANTS      OF DEBT
-------------------------------------   ------------------   --------------   --------------
GROUP 1 STOCKHOLDERS(1)

     Zubair Kazi ....................            1,241,322        1,600,000        1,500,000

GROUP 2 STOCKHOLDERS(2)

     Brian Perry ....................              333,334              N/A              N/A

     John Barkal ....................               83,334              N/A              N/A

     David French ...................              666,668              N/A              N/A

     Rahn & Bodmer ..................              583,334              N/A              N/A

     Mario Lombardi .................               83,334              N/A              N/A

     Jodi Cologgi and
     Kenneth Biebel .................              100,000              N/A              N/A

     Edward Owczarek ................              100,000              N/A              N/A

     Thomas J. Ellich ...............               83,334              N/A              N/A

     Jerry Niedfelt .................              100,000              N/A              N/A

     Joseph DeLuca and
     Sharon S. Yoon-DeLuca ..........               83,334              N/A              N/A

     Gabor Haizer ...................               83,334              N/A              N/A

     Donald B. Kelly ................               41,667              N/A              N/A

     Tom E. Kurtz ...................              100,000              N/A              N/A

                                                             SHARES OF        SHARES OF
                                                             COMMON STOCK     COMMON STOCK
                                        OUTSTANDING SHARES   TO BE ACQUIRED   TO BE ACQUIRED
NAME OF SELLING                         OF COMMON STOCK      ON EXERCISE      ON CONVERSION
STOCKHOLDERS                            BEING REGISTERED     OF WARRANTS      OF DEBT
-------------------------------------   ------------------   --------------   --------------
     Bradley J. Manning and
     Kimberly T. Manning ............               83,334              N/A              N/A

     James Tolster ..................               83,334              N/A              N/A

     Cal Crary ......................              100,000           25,000(5)           N/A

     Harry Willner ..................              400,000              N/A              N/A

     James C. Newborn ...............               41,667              N/A              N/A

     James Boyle and
     Diane Boyle ....................               90,000              N/A              N/A

     Appalachian Energy
     Development, Inc. ..............              833,334              N/A              N/A

GROUP 3 STOCKHOLDERS(3)

     Christoph Nater ................               43,500              N/A              N/A

     Caroline Dechsle ...............               40,000              N/A              N/A

     Silvia Schmid ..................              170,000              N/A              N/A

     Fugen Schmid ...................              170,000              N/A              N/A

     Philippe Pfister ...............              100,000              N/A              N/A

     Beat Schlagenaul ...............               65,000              N/A              N/A

     Esther Crameri .................               34,000              N/A              N/A

     Polo Haberlin ..................               96,000              N/A              N/A

     Hans Bodmer ....................              150,000              N/A              N/A

     David Lottenbanch ..............               80,000              N/A              N/A

     Stefan Huhn ....................              167,000              N/A              N/A

                                                             SHARES OF        SHARES OF
                                                             COMMON STOCK     COMMON STOCK
                                        OUTSTANDING SHARES   TO BE ACQUIRED   TO BE ACQUIRED
NAME OF SELLING                         OF COMMON STOCK      ON EXERCISE      ON CONVERSION
STOCKHOLDERS                            BEING REGISTERED     OF WARRANTS      OF DEBT
-------------------------------------   ------------------   --------------   --------------
     Dr. B. Sorg ....................              100,000              N/A              N/A

     Buhrer & Co. ...................            1,590,000              N/A              N/A

     Hanspeter Konig ................               16,700              N/A              N/A

     Boris Wagner ...................              650,000              N/A              N/A

     Ulrich Grasberger ..............               83,400              N/A              N/A

     Heinz Fischer ..................              335,000              N/A              N/A

     Bernhard Nageli ................               90,000              N/A              N/A

     Oski Kalin .....................               34,000              N/A              N/A

     Christian Jost .................               33,500              N/A              N/A

     Alice Loacker ..................               70,000              N/A              N/A

     Frau Frikart ...................               34,000              N/A              N/A

     Giuseppe Fiorenza ..............              300,000              N/A              N/A

     Mario Bagnato ..................              100,000              N/A              N/A

     Dr. Florian Salzgeber ..........              140,000              N/A              N/A

     Martin Gauch ...................              100,000              N/A              N/A

     Josef Sommer ...................               50,000              N/A              N/A

     M. Blacks ......................              100,000              N/A              N/A

     Michael Riebensahm .............               83,300              N/A              N/A

     Daniel Stoll ...................              632,500              N/A              N/A

GROUP 4 STOCKHOLDERS(4)

     Crary, Onthank & O'Neill, L.L.C                   N/A          556,529              N/A

TOTALS: .............................           10,882,564        2,181,529        1,500,000

(1) Mr. Kazi's 1,600,000 Warrants were acquired in private placements of $400,000 of Preferred Stock and $1,500,000 Convertible Debt in September 1999. The Warrants are exercisable at $1.00 per share, subject to adjustment, and expire, in 400,000-share blocks, in September 2001, September 2002, September 2003 and September 2004, respectively, if not exercised. Mr. Kazi's Convertible Debt is convertible prior to its maturity on March 17, 2002, at one share per one dollar of principal, subject to adjustment. The Convertible Debt placement to Mr. Kazi contained 90-day registration obligations on the part of the Company which if not met, trigger a monthly penalty payable by the Company in cash or stock. Mr. Kazi acquired his Common shares covered by this Prospectus as penalty shares.

(2) The Group 2 Selling Stockholders acquired their shares in a calendar 2000 private placement except that Mr. Perry acquired 133,334 of his Common shares in a December 1999 private placement.

(3) The Group 3 Selling Stockholders acquired their shares in a calendar 2000 private placement.

(4) The Group 4 Selling Stockholder acquired its Warrants as compensation for serving as placement agent for the private placement to the Group 1 and Group 2 Selling Stockholders above.

(5) Mr. Crary acquired his Warrants for services as a member of the Company's disclosure committee.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered by this Prospectus are being registered by the Company for the account of the Selling Stockholders. The Company will not receive any of the proceeds from the offering hereunder. The Company will receive the exercise price of all expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Selling Stockholders will be borne by such Selling Stockholders.

         The shares of Common Stock covered by this Prospectus may be offered and sold from time to time by the Selling Stockholders through brokers, in the over the counter market, in privately negotiated transactions, or otherwise, at the prices prevailing at the time of such sales, at prices related to such prevailing market prices, or at negotiated prices. To the Company's knowledge, no specific brokers or dealers have been designated by the Selling Stockholders nor has any agreement been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive the proceeds from sales by the Selling Stockholders. Sales will be made at prices prevailing at the times of such sales.

      In addition, a Selling Stockholder may deliver shares of Common Stock offered by this Prospectus from time to time to cover short sales made by such Selling Stockholder. The Selling Stockholder may effect the transactions by selling the shares of Common Stock to or through brokers and the brokers may receive compensation in the form of commissions from the Selling Stockholders. The Selling Stockholders and any broker, dealer or agent executing sell orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by the broker, dealer or agent and the profit on any resale of the shares of Common Stock may be deemed to be underwriting commissions under the Securities Act.

      In effecting the sale of the shares of Common Stock offered by this Prospectus, a Selling Stockholder who is participating in a distribution, as defined in Regulation M under the Exchange Act, will be required to comply with Rule 102 of Regulation M. Rule 102 will require such Selling Stockholder, as well as any person who acts in concert with the Selling Stockholder, and the broker, if any, who sells the shares on behalf other Selling Stockholder, to suspend all purchases of shares of the Common Stock at least one and possibly five business days prior to and until completion of the Selling Stockholder's participation in the distribution. In the event that any of the Selling Stockholders are deemed to be affiliates of the Company under the Exchange Act, Rule 102, if applicable, will also require the Company and all persons who are in a control relationship with the Company to suspend all purchases of the Company's Common Stock at least one and possibly five business days prior to and until completion of an affiliate Selling Stockholder's participation in a distribution. When considered appropriate by the Company, the Company will require the Selling Stockholders and each of their underwriters, brokers, or dealers, if applicable, to provide a letter that evidences inapplicability of or represents compliance with Rule 102 before the Company will authorize the transfer of the Selling Shareholders' shares of Common Stock.

      The Company has agreed to indemnify the Group 1, 2 and 4 Selling Stockholders against certain liabilities, including liabilities under the Securities Act in connection with their respective registration rights.

                                 USE OF PROCEEDS

      The shares covered by this Prospectus are being offered by the Selling Stockholders and not by the Company. Consequently, the Company will not receive any proceeds from the sale of these shares. The Company will receive the exercise price of the Warrants if and when exercised. See "Selling Stockholders".

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents, and all documents subsequently filed by The American Energy Group, Ltd. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

      (a)   the Company's Report on Form 8-K/A dated September 29, 1998;

      (b) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, filed October 13, 2000; and

      (c) the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2000, filed November 17, 2000.

                                 INDEMNIFICATION

          Section 78.037 of the Nevada Revised Statutes provides generally and in pertinent part that a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for damages for breach of fiduciary duty as a director other than acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Additionally, Section 78.751 of the Nevada Corporation Code permits indemnification of directors and officers for all actions that they take on behalf of the corporation that they had reasonable cause to believe was legal. This indemnification can include any and all civil, criminal and administrative action. Additionally, Nevada law permits a corporation to make financial arrangements to provide a buffer against potential liability, including the creation of a trust fund, the establishment of a program of self insurance, securing an obligation with a lien on corporate assets, or the establishment of a credit, guarantee or other surety. Article IX of the Articles of Incorporation and Article VIII of the Bylaws of the Company provide, in general, that a director or officer of the Company shall be indemnified from his or her expenses incurred in the defense of any proceeding so long as his or her actions were undertaken in good faith.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

      Certain legal matters in connection with the common stock offered by this Prospectus will be passed on for the Company by Lindow & Treat, L.L.P., San Antonio, Texas.

                                     EXPERTS

      The consolidated financial statements incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ending June 30, 2000 have been audited by HJ & Associates, L.L.C., independent auditors, as stated in their report, which is incorporated in this Prospectus by reference. These financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the SEC under SEC File No. 0-26402. Reports, proxy statements and other information filed by the Company can be inspected and copies at the public reference facilities of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies can be obtained by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please contact the SEC at 1-800-SEC-0330 for further information on the Public Reference Section. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding issuers that file electronically with the SEC, including the Company.

      The Company furnishes its stockholders with annual reports containing financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

      The Company has filed with the SEC herewith a registration statement on Form S-3 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Any person to whom this Prospectus is delivered may obtain a copy of the registration statement, including any exhibits thereto, without charge, upon the oral or written request of such person. Such requests should be directed to Linda Gann, Secretary of The American Energy Group, Ltd., P.O. Box 105, Simonton, Texas 77476. The Company's telephone number is (281) 346-0414.

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
                                    PART II

            INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      All expenses (other than fees and expenses of legal or other advisors to the Selling Stockholders) in connection with the offering described in this Registration Statement will be paid by the Company. Such expenses are as follows:*

      Securities and Exchange Commission registration fee ..      $ 4,060
      Accounting fees and expenses .........................      $10,000
      Legal fees and expenses ..............................      $25,000
      Miscellaneous ........................................      $ 5,000
                                                                  -------
                  Total ....................................      $44,060

* The amounts set forth, except for the filing fees for the Securities and Exchange Commission, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 78.037 of the Nevada Revised Statutes provides generally and in pertinent part that a Nevada corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its shareholders for damages for breach of fiduciary duty as a director other than acts or omissions which involve intentional misconduct, fraud or a knowing violation of law. Additionally, Section 78.751 of the Nevada Corporation Code permits indemnification of directors and officers for all actions that they take on behalf of the corporation that they had reasonable cause to believe was legal. This indemnification can include any and all civil, criminal and administrative action. Additionally, Nevada law permits a corporation to make financial arrangements to provide a buffer against potential liability, including the creation of a trust fund, the establishment of a program of self insurance, securing an obligation with a lien on corporate assets, or the establishment of a credit, guarantee or other surety. Article IX of the Articles of Incorporation and Article VIII of the Bylaws of the Company provide, in general, that a director or officer of the Company shall be indemnified from his or her expenses incurred in the defense of any proceeding so long as his or her actions were undertaken in good faith.

      The indemnification provisions contained in the Amended Articles of Incorporation Bylaws may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). For information as to a limitation on indemnification of directors, officers and controlling persons of the Registrant, see the last undertaking in Item 17 of this Registration Statement.

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
ITEM 16.  EXHIBITS

      EXHIBIT NUMBER
      AND DESCRIPTION

      (4)   Instruments Defining Rights of Security Holders
            4.1    Form of Warrant

      (5)   Opinion re legality
            5.1    Opinion of Lindow & Treat, L.L.P.

     (23)   Consents of experts and counsel
            23.1 Consent of Lindow & Treat, L.L.P. (included in its opinion filed as Exhibit 5.1)
            23.2   Consent of H J & Associates, L.L.C.

     (24)   Power of attorney

ITEM 17.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simonton, State of Texas, on November 21 2000.


                                    THE AMERICAN ENERGY GROUP, LTD.


                                    By:/s/ CHUCK  VALCESCHINI
                                       Chuck  Valceschini, President, Chief
                                       Executive Officer and Chief Financial
                                       Officer

                                      II-3